Exhibit 6.9

NOTICE OF CONVERSION

The undersigned hereby elects to convert $24,000.00 of accrued and unpaid interest thereto, into that number of shares of Common Stock to be issued pursuant to the conversion of the Note ("Common Stock") as set forth below, of DNA BRANDS, INC., a Colorado corporation (the "Borrower") according to the conditions of the convertible note of the Borrower dated as of March 17, 2014 (the "Note"), as of the date written below. No fee will be charged to the Holder for any conversion, except for transfer taxes, if any.

Box Checked as to applicable instructions:

☒	The Borrower shall electronically transmit the Common Stock issuable pursuant to this Notice of Conversion to the account of the undersigned or its nominee with DTC through its Deposit Withdrawal Agent Commission system ("DWAC Transfer").

Name of DTC Prime broker: Alpine Securities Corporation- DTC # 8072 Account Number: Asher Enterprises, Inc- Account # 1431-3501

☐	The undersigned hereby requests that the Borrower issue a certificate or certificates for the number of shares of Common Stock set forth below (which numbers are based on the Holder's calculation attached hereto) in the names) specified immediately below or, if additional space is necessary, on an attachment hereto:.

ASHER ENTERPRISES, INC.
111 Great Neck Road, Suite 216
Great Neck, NY 11021

Attention: Certificate Delivery

(516) 498-9890

Date of Conversion:	November 8, 2017
Applicable Conversion Price:	$0.00006 Number of Shares of Common Stock to be Issued
Pursuant to Conversion of the Notes:	400,000,000 Principal Balance Due remaining
under this after this Conversion:	$0.00
Accrued and unpaid interest remaining:	$272.00

ASHER ENTERPRISES, INC. By: /s/ Curt Kramer Name: Curt Kramer Title: President Date: November 8, 2017 111 Great Neck Road, Suite 216 Great Neck, NY11021

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NAID1CH WURMAN LLP

Attorneys at Law

111 Great Neck Road, Suite 214
Great Neck, New York 11021
Telephone (516) 498-2900
Facsimile (516) 466-3555

Richard S. Naidich	Mark Birnbaum
Kenneth H. Wurman	Bernard S. Feldman
Robert P. Johnson
Of Counsel

November 8, 2017

Corporate Stock Transfer, Inc.
3200 Cherry Creek Drive South
Denver, CO 80209

Re:	DNAX - DNA BRANDS, INC. Asher Enterprises, Inc. Free Trading Status under Section 4(a)(1) 400,000,000 Shares

To Whom It May Concern:

I have been requested to render my opinion with respect to whether the total of 400,000,000 shares of DNA BRANDS, INC. ("the Company"), referenced above, in the name of Asher Enterprises, Inc. (the "Investor") are eligible to be sold without registration under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to an exempted transaction as authorized by Section 4(a)(1) of the Securities Act ("Section 4(a)(1)"). As discussed below, it is my legal opinion that the Shares are free trading, and may be sold by the Investor pursuant to Section 4(a)(1) without restriction.

Summary of the Shares

The shares ("Shares") which are the subject of this legal opinion are the result of the Investor's partial conversion of a Promissory Note dated March 17, 2014 (the "Note") under which the Investor loaned the Company $53,000.00. The Investor presented the Notice of Conversion to the Company for the subject shares on the date hereof.

As discussed below, it is my legal opinion that the Shares may be sold without restriction under Section 4(a)(1), as the Investor is not now and for greater than Ninety (90) days prior to the transaction was not an Affiliate of the Company. The holding period for the Shares began on April 17, 2014, the date of the wire transfer which funded the Note, which is greater than two (2) years old.

For purposes of this opinion, I have been furnished with and have examined originals or copies, certified or otherwise identified to my satisfaction, of all such records of the Company, agreements, and other instruments, certificates of officers and representatives of the Company, certificates of public officials and other documents as I have deemed it necessary to require as a basis for the opinions hereafter expressed.

Pursuant to this engagement, I have examined the following specific documents (collectively, the "Reviewed Documents") or made the following inquiries:

1. A copy of a Securities Purchase Agreement dated March 17, 2014 (the "Purchase Agreement") between the Company and the Investor under which the parties agreed to the Investor's purchase of a Convertible Promissory Note in the face amount of $53,000.00 (the "Principal Amount");

2. A copy of the Note under which the Company promised to pay the investor the Principal Amount together with interest;

3. A copy of a Disbursement Authorization dated March 17, 2014 instructing the Investor to disburse the consideration for the Note;

4. A copy of the wire transfer confirmations dated April 17, 2014 showing the consideration paid for the Note in conformance with the Disbursement Authorization;

5. A copy of a Notice of Conversion dated as of the date hereof to convert a total of $24,000.00 of principal into the subject 400,000,000 shares of the Company's common stock; and

6. The Company's filings available on OTCMarkets.com and SEC.gov.

The opinion set forth in this letter is subject to the following qualifications;

The opinion set forth in this letter is based solely upon my review of (i) the records of the Company including all filings, agreements or other instruments, certificates of officers and representatives of the Company or other parties and other documents as I have deemed it necessary to require as a basis for the opinions hereinafter expressed; (ii) the United State Securities and Exchange Commission ("SEC") filings and postings on OTC Markets made by the company throughout its existence (ii) such review of published sources of law and information as I have deemed necessary based solely upon my review of the above reviewed documents. As to questions of fact material to such opinions, I have, where relevant facts were not independently established, relied upon statements and information provided by other parties, where appropriate.

In addition, I have investigated such other matters and examined such other documents as I have deemed necessary in connection with the rendering of this opinion. I have assumed without any inquiry or other investigation (a) the due execution and delivery of the Reviewed Documents; (b) the accuracy, when made and on the date of this letter of each statement as to any factual matter contained in all documents; and (c) the genuineness of each signature on any of the reviewed documents, the authenticity of each of the Reviewed Documents submitted to me as an original, the conformity to the original of each of the Reviewed Documents submitted to me as a copy, the authenticity of the original of each of the Reviewed Documents submitted to me as a copy and the genuineness of all representations made by or on behalf of the Company and Investor. Nothing came to my attention during the course of my investigation that led me to conclude that any of such documents were not genuine or authentic or that the facts therein were not true.

Discussion

Section 4(a)(1) of the Securities Act provides an exemption from registration for "transactions by any person other than an issuer, underwriter, or dealer." The following discussion considers the definitions of issuers, underwriters, and dealers and the nature of the Investor and opines on whether or not the Investor falls into any such categories.

Investors are not the Issuer

The definition of an Issuer is set forth by the Securities Act in Section 2(4):

The term "issuer" means every person who issues or proposes to issue any security; except that with respect to certificates of deposit, voting-trust certificates, or collateral-trust certificates, or with respect to certificates of interest or shares in an unincorporated investment trust not having a board of directors (or persons performing similar functions) or of the fixed, restricted management, or unit type, the term "issuer" means the person or persons performing the acts and assuming the duties of depositor or manager pursuant to the provisions of the trust or other agreement or instrument under which such securities are issued; except that in the case of an unincorporated association which provides by its articles for limited liability of any or all of its members thereof shall not be individually liable as issuers of any security issued by the association, trust, committee, or other legal entity; except that with respect to fractional undivided interests in oil, gas, or other mineral rights, the term "issuer" means the owner of any such right or any interest in such right (whether whole or fractional) who creates fractional interests therein for the purpose of public offering.

In the present case, DNA BRANDS, INC. is the issuer of the Shares and the Note. The Investor's Non-Affiliate status is acknowledged by the Company in its filings, and the Investor has otherwise represented that the Investor is not now and within the past ninety (90) days, was not an officer, director, or holder of 10% or more of the outstanding equity securities of the Issuer and does not, alone or together with any other person, exercise control over the Issuer.

Investor Is Not a Dealer

The term "dealer" is defined by Securities Act Section 2(12):

[A]ny person who engages either for all or part of his time, directly or indirectly, as agent, broker, or principal, in the business of offering, buying, selling, or otherwise dealing or trading in securities issued by another person.

Based upon my investigation, I have determined that the Investor does not engage in the business of offering, buying, selling, or otherwise dealing or trading in securities issued by another person. The Shares have been held by the Investor since April 17, 2014, the date of the wire transfer that funded the Note, which is more than two (2) years; thus the Investor is not nor was not a Dealer.

Investor is not an Underwriter

Section 2(11) of the Securities Act defines an "underwriter" as any person who has purchased from an issuer with a view to, or offers or sells for an issuer in connection with, the distribution of any security, or participates or has a direct or indirect participation in any such undertaking, or participates or has a participation in the direct or indirect underwriting of any such undertaking.

The Court in Ackerberg v. Johnson 892 F.2d 1328 (1989) noted that:

"That is, the definition of an underwriter, found in Section (2)(11), 15 U.S.C. Section 77b(11)(1988), depends on the existence of a distribution, which in turn, is considered the equivalent of a public offering. Section 4(2) contains the exemption for transaction not involving a public offering. Any analysis of whether a party is an underwriter for purposes of Section 4(1) necessarily entails an inquiry into whether the transaction involves a public offering."

Thus without the existence of distribution, a public offering, one cannot be a underwriter.

Issuer's Offering is Non-Public

Section 4(2), applicable to issuers, exempts from the registration requirements under the Securities Act, "transaction(s) by an issuer not involving a public offering." In the determination of whether or not the Original Issuance is a "public offering", I rely upon the factors set out by SEC v. Ralston Purina Co., 346 U.S. 119 (1953) and its progeny, namely, Doran v. Petroleum Management Corp., 545 F.2d 893, 900 (5th Cir. 1977) and Hill York Corp. v. American Int'l Franchises, Inc. 448 F.2d 680, 687-689 (5th Or. 1971), and Securities Act Release No. 4552 (November 6, 1962). Those cases and releases set out relevant factors in determining whether an offering is public or private, including a) the number of offerees and their relationship to each other and to the issuer, b) the number of units offered, c) the size of the offering, and d) the manner of the offering. I also rely on the factors set out in Cook v. Avien, Inc. 573 F.2d 685, 691 (1st Cir. 1978), wherein the Court held that sales may be exempted if a private offering is made in which the purchasers 1) are limited in number, 2) are sophisticated, 3) have a relationship with the issuer enabling them to command access to information that would otherwise be contained in a registration statement.

The Company's issuance of the Note to the Investor was a single party transaction not involving any public offering and therefore an exempt transaction under the Securities Act.

This conclusion is based on several factors. First, such issuance did not involve any general solicitation or advertising and included no other parties except the Company and the Investor. Second, the above referenced Shares can be traced directly to the Note. With the benefit of tacking, the Investor has held the Note/Shares for greater two (2) years. Third, the Investor was and is a sophisticated investor. Finally, the number of securities involved was and is a relatively small percentage of the total number of the Company's shares issued and outstanding at the time. These factors, in light of one another and as a whole, lead me to conclude and opine that the Original Issuance of the securities was a nonpublic transaction and did not amount to a public offering.

Acquisition from Issuer with a View to Distribution

The second prong of analysis focuses on whether the Investor acquired the securities from the issuer with a view to engage in a "distribution." A key factor used in the determination of whether or not the Investor acquired the Securities with a view to engage in a distribution is the determination of whether or not the Securities have "come to rest" with that Investor, rather than the factual determination that such Investor is merely a conduit through which the issuer is making a public offering. A key factor in this determination is the timeframe in which the Investor has held the securities.

This factor and its relevancy was highlighted in Ackerberg v. Johnson, 892 F.2d 1328 (8th Cir. 1989) when the Court there stated:

"We begin by considering whether the securities were acquired by Johnson with a view to their distribution...While this determination would at first seem to be a fact-specific inquiry into the security holder's subjective intent at the time of acquisition, the courts have considered the more objective criterion of whether the securities have come to rest. That is, the courts look to whether the security holder has held the securities long enough to negate any inference that his intention at the time of acquisition was to distribute them to the public."

The Court then went on to define when the securities had been held long enough to negate the inference of a distribution by citing United States v. Sherwood, 175 F.Supp. 480, 483 (S.D.N.Y 1959): "The passage of two years before the commencement of distribution of any of these shares with a view to distribution thereof." The Ackerberg court also highlighted the two year holding period under the then Rule 14 promulgated under the Securities Act of 1933, as amended ("Rule 144") and stated "Many courts have accepted a two-year rule of thumb to determine whether the securities have came to rest...This two-year rule has been incorporated by the SEC into Rule 144, which provides a safe harbor for persons selling restricted securities acquired in a private placement."

As to the second prong of analysis, the securities in our matter came to rest for more two (2) years. As reasoned by the Ackerman court, the time element in Rule 144 safe harbor provides some guidance into the determination of whether or not the Securities have "come to rest."

Here the Issuer is not reporting with the SEC and is now classified as a Pink Current Information on www.otcmarkets.com. The fact that the Investor has held the securities for a period of more two (2) years and the fact that the securities had accordingly come to rest in the control of the Investor provides ample evidence that the securities were held for the Investor's own account and that the securities were not acquired from the Issuer "with a view to" engage in a "distribution." Therefore, 1) where the Issuer's offering of securities was a nonpublic transaction, and 2) where the issuance to the Investor was a separate, and nonpublic transaction and 3) where the Investor has been holding the securities for its own account, and has held those securities for more two (2) years, the Investor should not be deemed an underwriter under the Securities Act.

Conclusion

Based on my examination of the above described documents and relevant law and subject to the limitations expressed herein, I am of the opinion that the Investor is not an issuer, underwriter, or dealer and, therefore, the sate of the Shares is exempt under Securities Act Section 4(a)(1). Based upon the foregoing, the Securities are free trading, and may be sold by the Investor pursuant to Section 4(a)(1) without restriction.

This opinion is given without regard to any change after the date of this letter with respect to any factual or legal matter, and I disclaim and obligation to notify you concerning any such change.

This opinion may be relied upon by the Transfer Agent for the issuer for the sole and express purpose of registering transfer of the Shares on behalf of the Investors in accordance Section 4(a)(1), a broker dealer who accepts this resulting Shares for deposit, and any clearing agent that is holding the Shares for the investors. This opinion may not be relied upon by any other party for any other purpose and may not be reproduced or distributed (except to governmental or regulatory agencies as required by regulation or law) without the prior written permission of named counsel.

In the event the SEC subsequently advises the parties hereto that it believes the Shares covered by this opinion may not be sold pursuant to Section 4(a)(1) as described herein, then this opinion letter shall be void as it relates to any sale of such Shares that are made after the date of receipt of such notice. I am admitted to practice law in the State and Federal Courts of New York. The opinions expressed above are limited to the Federal Laws of the United States of America and no opinion is provided regarding any federal or state law not specifically referenced herein.

The opinions set forth herein are expressed as of the date hereof and remain valid so long as the documents, instruments, records and certificates I have examined and relied upon as noted above are unchanged and the assumptions I have made, as noted above, are valid. If any facts or documents are determined to be incorrect, misstated, or misrepresented, then the opinion or opinions expressed herein may not continue to be valid. This opinion is based expressly on the facts stated herein, and may not be relied upon in the event that other facts, not presently known to me, come to light. Opinion letters of counsel are not binding upon the SEC or the Courts, and to the extent that persons relying upon this letter may have knowledge of facts and circumstances that are contrary to those upon which this opinion is based, this opinion would not be applicable. Furthermore, the opinions herein are rendered as of the date hereof, and I disclaim any undertaking to advise you hereafter of developments hereafter occurring or coming to my attention, whether or not the same would (if now existing and known to this office) cause any change or modification herein.

If have any questions, please contact me directly at 516-498-2900. Thank you.

Sincerely,

Naidich Wurman LLP

/s/ Bernard Feldman

Bernard Feldman, Esq.

Of Counsel

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DNA BRANDS, INC.

March 17, 2014

Corporate Stock Transfer, Inc.

3200 Cherry Creek Drive South

Denver, CO 80209

Ladies and Gentlemen:

DNA BRANDS, INC., a Colorado corporation (the "Company") and Asher Enterprises, Inc. (the "Investor") have entered into a Securities Purchase Agreement dated as of March 17, 2014 (the "Agreement") providing for the issuance of the 8% Convertible Promissory Note in the principal amount of $53,000.00 (the "Note").

A copy of the Note is attached hereto. You should familiarize yourself with your issuance and delivery obligations, as Transfer Agent, contained therein. The shares to be issued are to be registered in the names of the registered holder of the securities submitted for conversion or exercise.

You are hereby irrevocably authorized and instructed to reserve a sufficient number of shares of common stock ("Common Stock") of the Company (initially, 21,000,000 shares combined with 20,500,000 shares of Common Stock presently reserved for a prior convertible promissory note in favor of the Investor dated November 6, 2013 equals an aggregate total of 41,500,000 shares of Common Stock which should be held in reserve for the Investor as of this date) for issuance upon full conversion of the Note in accordance with the terms thereof. The amount of Common Stock so reserved may be increased, from time to time, by written instructions of the Company and the Investor.

The ability to convert the Note in a timely manner is a material obligation of the Company pursuant to the Note. Your firm is hereby irrevocably authorized and instructed to issue shares of Common Stock of the Company (without any restrictive legend) to the Investor (from the reserve, but in the event there are insufficient reserve shares of Common Stock to accommodate a Conversion Notice (defined below) your firm and the Company agree that the Conversion Notice should be completed using authorized but unissued shares of Common Stock that the Company has in its treasury) without any further action or confirmation by the Company: (A) upon your receipt from the Investor of; (i) a notice of conversion ("Conversion Notice") executed by the Investor; and (ii) an opinion of counsel of the Investor, in form, substance and scope customary for opinions of counsel in comparable transactions (and satisfactory to the transfer agent), to the effect that the shares of Common Stock of the Company issued to the Investor pursuant to the Conversion Notice are not "restricted securities" as defined in Rule 144 and should be issued to the Investor without any restrictive legend; and (B) the number of shares to be issued is less than 4.99% of the total issued common stock of the Company.

544 NW 77th Street

BOCA RATON, FL 33487

Tel: (954) 970-3826                              (954) 970-0309

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The Company hereby requests that your firm act immediately, without delay and without the need for any action or confirmation by the Company with respect to the issuance of Common Stock pursuant to any Conversion Notices received from the Investor. The Investor understands and acknowledges that in the event that the Company is delinquent in billing with Corporate Stock Transfer, Inc. less than $1,000.00, Corporate Stock Transfer, Inc. will honor conversion requests with the additional payment of $200.00 per request. In the event that the Company is suspended with Corporate Stock Transfer, Inc. due to non-payment, with an account balance exceeding $1,000 — the Investor would be required to bring the account balance current for any transactions to take place by Corporate Stock Transfer, Inc.

The Company shall indemnify you and your officers, directors, principals, partners, agents and representatives, and hold each of them harmless from and against any and all loss, liability, damage, claim or expense (including the reasonable fees and disbursements of its attorneys) incurred by or asserted against you or any of them arising out of or in connection the instructions set forth herein, the performance of your duties hereunder and otherwise in respect hereof, including the costs and expenses of defending yourself or themselves against any claim or liability hereunder, except that the Company shall not be liable hereunder as to matters in respect of which it is determined that you have acted with gross negligence or in bad faith. You shall have no liability to the Company in respect to any action taken or any failure to act in respect of this if such action was taken or omitted to be taken in good faith, and you shall be entitled to rely in this regard on the advice of counsel,

The Board of Directors of the Company has approved the foregoing (irrevocable instructions) and does hereby extend the Company's irrevocable agreement to indemnify your firm for all loss, liability or expense in carrying out the authority and direction herein contained on the terms herein set forth.

The Company agrees that in the event that the Transfer Agent resigns, is terminated or removed as the Company's transfer agent, the Company shall engage a suitable replacement transfer agent that will agree to serve as transfer agent for the Company and be bound by the terms and conditions of these Irrevocable Instructions. Furthermore, the Company and the Transfer Agent hereby agree that the Transfer Agent shall, in any event, continue to act as the Company's transfer agent and issue shares to the Investor if required pursuant to a Notice of Conversion (at the expense of the Investor) until such time as the suitable replacement transfer agent and the Company shall have executed and delivered to the Transfer Agent and the Investor a letter that such replacement transfer agent agrees to be bound by the terms and conditions of these Irrevocable Instructions.

Furthermore, if the company decides to switch or terminate the current Transfer Agent, 30 days notice of termination must be given, and the fee for the irrevocable agreement transfer will be $350.00 per irrevocable agreement payable to the current transfer agent prior to termination.

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The Investor is intended to be and is a third party beneficiary hereof, aid no amendment or modification to the instructions set forth herein may be made without the consent of the Investor.\

Very truly yours,
DNA BRANDS,INC.

/s/ Melvin Leiner
MELVIN LEINER
Chief Financial Officer

Acknowledged and Agreed:

Corporate Stock Transfer, Inc.

By: /s/ H. Daniel Bell

Name: H. Daniel Bell

Title: EVP

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